Exhibit 23.2

KPMG LLP
Suite 1400
55 Second Street
San Francisco, CA 94105

Consent of Independent Registered Public Accounting Firm
The Members
Wells Fargo Bank, N.A.
First Data Merchant Services Corporation; and
The Board of Directors
Wells Fargo Merchant Services, LLC:

We consent to the incorporation by reference in the following registration statements:

(1)	Form S-1 No. 333-205750 of First Data Corporation; and

(2)	Form S-8 No. 333-207439 of First Data Corporation

of our report dated February 17, 2017, with respect to the balance sheet of Wells Fargo Merchant Services, LLC as of December 31, 2016 and 2015, and the related statements of revenues and expenses, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, included in the Form 10‑K of First Data Corporation dated February 24, 2017.

San Francisco, California
February 24, 2017